EXHIBIT 10.4.2

2003 EMPLOYERS MUTUAL CASUALTY COMPANY
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Section 1.             Purpose

The purpose of the 2003 Non-Employee Director Stock Option Plan (the “Plan”) is to enable Employers Mutual Casualty Company (“EMCC”) and such of its Subsidiaries and Affiliates (as hereinafter defined) which (i) have one or more non-employee directors and (ii) adopt this Plan (collectively, with EMCC, the “Company”) to attract and retain non-employee persons of exceptional ability to serve as directors and to more closely identify the directors with the interests of the shareholders of EMC Insurance Group Inc. (“EMC Group”), a Subsidiary, through the granting of options to purchase shares of the common stock (“Stock”) of EMC Group.

Section 2.             Definitions

“Affiliate” shall mean any non-stock corporation which is required under Iowa law to be shown as a member of the EMCC Insurance Holding Company System.

“Annual Retainer” for any given year shall mean the cash retainer to be paid to such Eligible Director in respect of services as a director but shall not include (i) any meeting fees, (ii) any fees related to service as chair of a committee, or (iii) per diem amounts paid with respect to board or committee meeting attendance.

“Disinterested Director” shall mean, for 2003, a director of EMCC who is not an Eligible Director or who elects, on or before January 1, 2003, not to receive, and does not receive, an Option in 2003; and shall mean, for 2004 and subsequent years, a director of EMCC (i) who did not receive, during the one year prior to service on the Disinterested Director Committee, an Option and (ii) who does not receive, during his or her period of service on the Disinterested Director Committee, an Option.  Provided, however, that the qualifications for a Disinterested Director as provided herein shall, for all years, be subject to such modifications and amendments as Section 16(b) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), may, from time to time, provide.

“Eligible Directors” shall mean all non-employee directors of the Company, each of whom shall be eligible to participate in the Plan and each of whom shall have not elected to be a Disinterested Director.  Directors who are officers or employees of the Company shall not be eligible to participate in the Plan.

“Exercise Date” shall mean the date on which notice of exercise of an Option is received at the office of the Chief Executive Officer (“CEO”) or the corporate Secretary of EMCC.  There shall be only one Exercise Date during each Option Period for each Option granted to an Eligible Director.

“Option” shall mean a Stock option granted under this Plan.

“Option Payment” shall mean the amount paid by the Eligible Director in the exercise of his or her Option.

“Option Period” shall, for a director of EMCC or an insurance company Affiliate, mean the period of time from, and commencing on, the date of the Annual Meeting of Policyholders of such entity to the day immediately prior to the next and subsequent Annual Meeting of such entity; and, for a director of EMC Group or another Subsidiary, shall mean the period from, and commencing on, the date of the Annual Meeting of the Board of Directors of such entity to the day immediately prior to such board's next and subsequent Annual Meeting.  The first Option Period for EMCC shall commence with its 2003 Annual Meeting.  The first Option Period for each of the participating Subsidiaries and Affiliates shall commence with either its first Annual Meeting following the adoption of the Plan by such Subsidiary or Affiliate, or the Annual Meeting at which the Plan was adopted, whichever is earlier.

“Option Price” shall be equal to seventy-five percent (75%) of the fair market value of the Stock at the Exercise Date.  Fair market value shall be deemed to be the average between the high and low prices for the Exercise Date as reported (as of the close of regular trading) on Nasdaq-online.com.  In the event the high and low prices for the Exercise Date are not reported on Nasdaq-online.com (e.g., if no trades in the Stock occurred on the Exercise Date), then the prices reported (as of the close of regular trading) on Nasdaq-online.com for the closest date prior thereto shall be used to determine the fair market value of the Stock.

“Subsidiary” shall mean any corporation of which a majority of the voting stock or voting power is owned or controlled, directly or indirectly, by EMCC.

Section 3.             Administration

All decisions concerning (a) the eligibility of directors of the Company to participate in the Plan and (b) the timing, price and amount of Stock that can be purchased by an Eligible Director under this Plan shall be determined in accordance with the provisions of the Plan.  All other decisions relating to the administration of the Plan shall be made by a committee of two or more Disinterested Directors of EMCC (the “Disinterested Director Committee”).

The Disinterested Director Committee shall have the authority, not inconsistent with the express provisions of the Plan, to take all action necessary or appropriate hereunder, to establish appropriate rules and regulations relating to the Plan, to interpret its provisions, and to decide all questions and resolve all disputes which may arise in connection therewith.  Such determination shall be conclusive and shall bind all parties, including Eligible Directors and any and all persons claiming under or through any Eligible Director.

The Disinterested Director Committee may, in its discretion, designate an administrator for the day to day operations of the Plan.

Section 4.             Stock

The maximum number of shares of Stock available under the Plan for purchase pursuant to the exercise of Options granted under the Plan is an aggregate of 200,000 shares which EMCC shall provide for Eligible Directors, other than those of EMC Group, from Stock owned by EMCC, purchased by EMCC on the open market or acquired by EMCC through means other than purchase on the open market including but not limited to the purchase of unissued shares from EMC Group at not less than fair market value as defined in the “Option Price” definition of Section 2 above.

EMC Group shall provide the shares of Stock purchased by its Eligible Directors pursuant to the exercise of Options granted under the Plan.  The number of such shares provided by EMC Group shall be included within the 200,000 shares authorized for all purchases under the Plan.

Such aggregate number of shares is subject to adjustment in accordance with the provisions of Section 10 below.  The shares involved in the unexercised portion of any terminated, lapsed or expired options under the Plan may again be subjected to options under the Plan to the maximum extent possible under the then-applicable rules under Section 16 of the 1934 Act.

Section 5.             Options and Exercise

Subject to the provisions of Section 6 below, each Eligible Director shall annually receive, as of the date of his or her respective company's Annual Meeting, an Option to purchase shares of Stock at the Option Price during the Option Period then commencing.  The exercise of the Option shall be in accordance with the following:

A.       Such Option may only be exercised once during the Option Period.

B.       Notice of exercise of the Option may be in writing or given by telephone, telegraph, facsimile or other similar form of communication.  The date on which such notice is received in the office of the CEO or the corporate Secretary of EMCC shall constitute the Exercise Date.  If such notice is initially other than in writing, then written confirmation of the exercise of the Option must be received in the office of the CEO or the corporate Secretary of EMCC within five (5) business days of the Exercise Date.

C.       The Option Payment in purchase of the shares shall be paid in full within five (5) business days subsequent to the Exercise Date, and shall not be less than twenty-five percent (25%) of the Eligible Director's Annual Retainer nor more than one hundred percent 100%) of his or her Annual Retainer fixed at the Annual Meeting at which the Option was granted.

D.       The number of shares of Stock which may be purchased in the exercise of the Option shall be determined by dividing the Option Payment by the Option Price as of the Exercise Date; provided, however, that only whole shares of Stock shall be issued and any balance of the Option Payment in excess of the total purchase price of the whole shares shall be refunded to the Optionee.  No fractional shares shall be issued under the Plan.

Section 6.             Directors Elected at Other Than Annual Meeting Time

In the year in which any Eligible Director is elected to a Board at a time other than at the Annual Meeting, such Eligible Director shall receive an Option to purchase shares under the Plan; provided, however, that his or her respective Option Period shall commence from the date of his or her election and the Option Payment shall be limited to the prorated amount of the respective Annual Retainer.

Section 7.             Nontransferability of Options

No Option shall be transferable by an Eligible Director.  Any exercise of an Option and the purchase of shares of Stock pursuant thereto may be made only by an Eligible Director during his or her tenure as a director of the Company.  If an Eligible Director shall cease to be an Eligible Director for any reason, then any unexercised Option of such director shall immediately terminate.

Section 8.            Rights as a Shareholder

An Eligible Director under the Plan shall have no rights as a shareholder with respect to any shares of Stock until the purchase of shares in the exercise of an Option on the Exercise Date.  As soon as practical following such date, the shares of Stock purchased under this Plan shall be registered in the name of the Eligible Director and a certificate for such shares shall be issued.

Section 9.             No Right to Continue as a Director

Neither the Plan, nor the issuing of Stock nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain or re-elect an Eligible Director for any period of time or pay any particular Annual Retainer.

Section 10.           Change in Capitalization

In the event of (i) payment of a Stock dividend on Stock; (ii) a subdivision or combination of shares of Stock; (iii) a Stock split of Stock; (iv) a reclassification of Stock; (v) any other distributions to common shareholders other than cash dividends, or (vi) any other change in the authorized number or par value of the Stock, then the remaining number of the 200,000 shares of Stock provided under Section 4 above, which have not been sold to Eligible Directors, shall be appropriately adjusted by the Board of Directors of EMCC, whose determination shall be binding on all persons.  In the event of a merger in which EMC Group is not the surviving corporation or in the event of the sale or transfer of substantially all of EMC Group's assets (other than by the grant of a mortgage or security interest), all outstanding Options and the Plan shall thereupon terminate.

Section 11.           Amendment and Termination of the Plan

The Board of Directors of EMCC may at any time or times amend the Plan for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment (except to the extent explicitly required or permitted herein) will, without the approval of the policyholders of EMCC, (a) increase the maximum number of shares available under the Plan, (b) reduce the Option price of outstanding Options or reduce the price at which Options may be granted, (c) amend the provisions of this Section 11 of the Plan, or (d) be adopted where shareholder approval is required by Section 16 of the 1934 Act, by any national securities exchange or system on which the Stock is listed or reported, or by a regulatory body having jurisdiction with respect thereto, unless such approval is in fact obtained from the shareholders of EMC Group; and no such amendment will adversely affect the rights of any Eligible Director (without his or her consent) under any unexercised Option previously granted.  Notwithstanding the foregoing, the Board may, without shareholder approval, increase the number of shares which may be issued under the Plan to reflect adjustments made pursuant to Section 10 of the Plan.

The Plan may be permanently terminated or temporarily suspended at any time by the Board of Directors of EMCC, but no such termination or temporary suspension shall adversely affect the rights and privileges of Eligible Directors with unexercised Options without their consent.  Any such termination or temporary suspension shall be effective as of the close of business on the last day of the then-current Option Period(s).

Section 12.           Effective Date and Duration of the Plan

The Plan shall, subject to approval at the 2002 Annual Meeting of Policyholders of EMCC (and, if deemed necessary and/or appropriate by legal counsel, at the 2002 Annual Meeting of Shareholders of EMC Group), become effective on January 1, 2003.  The Plan shall continue through the Option Period for Options granted at the 2012 Annual Meeting(s), but the Plan may be terminated prior thereto by action of the Board of Directors of EMCC or through issuance of the maximum number of shares available under the Plan as and to the extent, if any, increased by amendment thereto.

Section 13.           Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 14.           Governing Law

The Plan and all rights and obligations under the Plan shall be construed in accordance with and governed by the laws of the State of Iowa.

AMENDMENT TO THE
2003 EMPLOYERS MUTUAL CASUALTY COMPANY
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

This Amendment to the 2003 Employers Mutual Casualty Company Non-Employee Director Stock Option Plan (“Option Plan”), shall be effective as of January 1, 2005.

1.	The definition of “Option Period” is changed by deleting it in its entirety and substituting the following in place thereof:

“Option Period” shall for a director of EMCC or an insurance company Affiliate, mean the period of time from, and commencing on the date of the Annual Meeting of Policyholders of such entity to March 15 of the following calendar year; and for a director of EMC Group or another Subsidiary, shall mean the period from, and commencing on the date of the Annual Meeting of the Board of Directors of such entity to March 15 of the following calendar year.  The first grant for which this definition, as amended, shall be applicable is the stock grants awarded during calendar year 2005.

Executed this 3 day of November, 2005.

EMPLOYERS MUTUAL CASUALTY COMPANY

By:	/s/ Bruce G. Kelley
Bruce G. Kelley, President